Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cell Therapeutics, Inc. 2003 Equity Incentive Plan and the Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan of our report dated February 6, 2004 (except Note 19, as to which the date is February 10, 2004), with respect to the consolidated financial statements and schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/     Ernst & Young LLP

Seattle, Washington

August 5, 2004